Exhibit 5.1

July 30, 2026

eHave, Inc.

100 SE 2nd Street, Suite 2000

Miami, FL 33131

Re:	eHave, Inc. 2026 Incentive Equity Plan /Registration Statement on Form S-8

We have acted as Canadian counsel to eHave, Inc., a corporation existing pursuant to the laws of the Province of Ontario (the “Corporation”), in connection with its filing with the U. S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), covering the offering of up to 1,000,000,000 common shares of the Corporation’s voting common shares (the “Securities”), issuable pursuant to the Corporation’s 2026 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, the Plan, originals, or copies certified or otherwise identified to our satisfaction, of the Corporation’s articles and by-laws, and any amendments thereto. In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

We have also assumed for purposes of our opinion that, (i) if any Securities are issued, such Securities will only be issued pursuant to the Plan in the form that will be filed with the SEC and that there will not have occurred any change in law affecting the validity or enforceability of the Securities, (ii) at or prior to the time of the delivery of any Securities in connection with the Registration Statement, the Registration Statement will have been declared effective under the Securities Act and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect and (iii) the registration will apply to such Securities and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Securities at the time of the offer, issuance and sale of any Securities. We have also assumed that the terms of any Securities to be established subsequent to the date hereof, the issuance and delivery of Securities subsequent to the date hereof and the compliance by the Corporation with the terms of such Securities will not violate any applicable law (including, without limitation, any law relating to usury) or result in a violation of any provision of any instrument or agreement then binding upon the Corporation or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.

888.476.5291

www.corpcounsel.ca

CC Corporate Counsel Professional Corporation

37 Jacob Keffer Parkway, Suite 301, Vaughan, Ontario, L4K 5N8

This opinion is qualified by, and is subject to:

(i) the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers;

(ii) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, the possible unavailability of specific performance and the discretion of the court before which a proceeding is brought;

(iii) injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(iv) the effect of laws relating to usury or permissible rates of interest for loans, forebearances or the use of money; and

(v) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (i) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (iii) waivers of rights or defenses, (iv) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (v) any provision permitting, upon acceleration of any Security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (vi) the creation, validity, attachment, perfection, or priority of any lien or security interest, (vii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (viii) waivers of broadly or vaguely stated rights, (ix) provisions for exclusivity, election or cumulation of rights or remedies, (x) provisions authorizing or validating conclusive or discretionary determinations, (xi) grants of setoff rights, (xii) proxies, powers and trusts, (xiii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (xiv) provisions purporting to make a guarantor primarily liable rather than as a surety, (xv) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (xvi) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (xvii) any provision to the extent it requires that a claim with respect to the Securities (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (xviii) the severability, if invalid, of provisions to the foregoing effect.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that, the Securities, when sold and issued in accordance with the Plan including the receipt of consideration by the Corporation for the same, the Registration Statement and related prospectus (if any), will be validly issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements under the Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

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This opinion letter is opining upon and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or rules and regulations of the SEC.

Yours very truly,

/signed/ CC Corporate Counsel Professional Corporation

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